Exhibit 14.3

RELATED PARTY TRANSACTIONS POLICY

(Adopted as of May 19, 2022)

PURPOSE

At Modern Mining Technology Corp. (the “Company”) we aim to lead by example. We set high standards for our people at all levels and strive to meet them consistently. Our sound business principles and practices foster our commitment to ethical behavior, accountability and transparency. We expect our directors, officers and employees to avoid conflicts of interest, that is, any activity that interferes with the performance of their duties or that might deprive us of their undivided loyalty in business dealings. Conflicts of interest can come up in various ways, even in situations where the transaction may benefit the Company and our stockholders and thus make it unclear whether a conflict even exists. This Related Party Transactions Policy (this “Policy”) deals specifically with those situations where the Company (including any of our subsidiaries) is a party to a transaction with a “Related Party” (as defined below). A Related Party is a party whose material interest in a transaction could be an actual or potential conflict of interest, or at least create the appearance of such a conflict. Although our Code of Business Conduct and Ethics addresses this issue generally, we have adopted this Policy to formalize our procedures for the identification, review, and consideration and approval of the Audit Committee of our Board of Directors (the “Audit Committee”) of any transactions involving the Company and a Related Party. This Policy has been approved by our Board of Directors (“Board”). The Audit Committee may recommend future amendments to this Policy for consideration by our Board as our business evolves.

PERSONS COVERED BY THIS POLICY

This Policy is applicable to all members of our Board and director nominees, each of our executive officers and any person the Company knows to own an interest in the voting power of the Company that gives them significant influence over the Company (each, a “significant stockholder”). Any direct or indirect beneficial owner of more than 5% of any class of the Company’s voting securities is deemed to be a significant stockholder.

APPROVAL AUTHORITY

Our “Approval Authority” will be our Audit Committee. In a situation where a member of our Audit Committee is a Related Party in the proposed transaction, the other members of the Audit Committee or, if requested by the Audit Committee, our Board will be the Approval Authority.

WHO IS A RELATED PARTY?

You are a Related Party if you are:

1.  a person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director;

2. a significant stockholder;

3.  an immediate family member of a director, director nominee, executive officer or significant stockholder. This includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees or tenant) who share such person’s home; or

4. entities controlled by a director, director nominee, executive officer or significant stockholder or in which a director, director nominee, executive officer or significant stockholder has a greater than 10% beneficial interest.

WHAT TYPES OF TRANSACTIONS ARE COVERED BY THIS POLICY?

Any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness, or any series of similar transactions, arrangements or relationships) that:

1.  the Company or any of its subsidiaries is or will be a participant;

2.  any Related Party has or will have a direct or indirect material interest; and

3.  the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year (or the reduced threshold based on Smaller Reporting Company status, if applicable).

Any transaction that meets the above criteria is referred to as a “Related Party Transaction.”

IDENTIFYING RELATED PARTIES

We have established a process to identify any Related Party to assist us in enforcing this Policy.

Directors and Executive Officers

Our finance team or compliance or legal department will collect, at least annually, the following information from each of our directors and executive officers (typically in the annual Directors’ and Officers’ Questionnaire):

1.  A list of all entities in which they serve as a director or executive officer, or in which they have 10% or greater beneficial ownership interest.

A list of all their immediate family members, and for each immediate family member listed:

●	whether they are (a) an executive officer of any entity, or (b) employed by the Company’s independent auditor (or an affiliate, member firm or other entity associated with our independent auditor), and if so, the name of their employer and job title or a brief job description; and

●	all entities in which they serve as a director or in which they are a significant stockholder.

This list also will include the name of each charitable or non-profit organization for which each director, executive officer and any immediate family member is a major fundraiser or otherwise serves as a director or trustee, or in a similar capacity.

Directors and executive officers are expected to notify our finance team or compliance or legal department of any updates to the list of Related Parties, including updates to their employment and relationships with charitable organizations.

Significant Stockholders

When the Company learns that a person has become a significant stockholder, our finance team or compliance or legal department will examine relevant filings with the U.S. Securities and Exchange Commission (“SEC”) (to the extent such information is available) to determine (a) if the person is an individual, the same information requested of directors and executive officers under this Policy, and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of such firm, corporation or entity.

APPROVAL PROCESS

Advance Approval

Any transaction the Company intends to undertake with a Related Party, irrespective of the amounts involved (unless the transaction is subject to standing pre-approval as provided below or pursuant to a resolution adopted by the Approval Authority), must be submitted to our Compliance Officer for his or her determination of the approvals required under this Policy. The Compliance Officer will refer to the Approval Authority any Related Party Transaction, and any other transaction he or she determines should be considered for evaluation by the Approval Authority, consistent with the purpose of this Policy. The Compliance Officer may do so irrespective of any pre-approval or other technical exemption from this Policy.

The legal or compliance department or finance team will provide the Approval Authority with all relevant information available about the proposed transaction, including:

1. the Related Party’s relationship to the Company and interest in the transaction;

2. the material facts of the proposed transaction, including the anticipated aggregate dollar value of the transaction or, in the case of indebtedness, the largest amount of principal outstanding at any time during the current fiscal year plus all amounts of interest payable on it during the fiscal year;

3. the rationale for the proposed transaction; and

4. any other relevant information with respect to the proposed transaction.

In deciding whether to approve a proposed transaction, the Approval Authority may take into account any relevant information and considerations, including the impact on a director’s independence if the Related Party is a director, their immediate family member or an entity with which a director is affiliated. The Approval Authority may impose such conditions as it deems appropriate on the Company or on the Related Party in connection with approving the proposed transaction.

The Approval Authority will convey the decision, including any conditions imposed on the transaction, to our Compliance Officer, who then will convey the decision to the appropriate people within the Company.

Review of Ongoing Transactions

At least annually, the Approval Authority will review any previously approved or ratified transactions with Related Parties that remain ongoing, and that have a remaining term of more than six months and remaining amounts payable to or receivable from us of more than $120,000 during the fiscal year (or the reduced threshold based on Smaller Reporting Company status, if applicable). Based on all relevant facts and circumstances, the Approval Authority will determine whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.

Ratification

Members of our finance team will produce quarterly reports of any amounts paid or payable to, or received or receivable from, any Related Party. These reports will be provided (a) to our legal or compliance department and used to determine whether there are any Related Party Transactions or other transactions with Related Parties that were not previously approved or previously ratified under this Policy, and (b) to our Compliance Officer for appropriate reporting in our periodic reports.

If the Compliance Officer learns of a transaction with a Related Party that required but did not receive approval or ratification under this Policy, he or she will promptly submit the transaction to the Approval Authority. The Approval Authority will undertake the review described above. Based on the conclusions reached, the Approval Authority will evaluate all options, including but not limited to ratification, amendment or termination of the transaction with the Related Party, and determine whether disciplinary action is appropriate.

A transaction with a Related Party entered into without pre-approval of the Approval Authority will not be deemed to violate this Policy, or be invalid or unenforceable, provided that the transaction is brought to the Approval Authority as promptly as reasonably practical after it is entered into, or after it becomes reasonably apparent that the transaction is covered by this Policy.

Standing Pre-Approval for Certain Related Party Transactions

Unless there are special or unusual benefits to the Related Party in a proposed transaction, the following categories of Related Party Transactions do not need to be presented to the Approval Authority for review and approval under this Policy:

1.  Employment of executive officers: Any employment by us of an executive officer if:

●	the executive officer is a “named executive officer” whose compensation must be reported in our proxy statement; or

●	the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy if the executive officer were a “named executive officer,” and the Company’s Board;

2.  Director compensation: Any compensation paid to a director (in such capacity) if the compensation is required to be reported in our proxy statement;

3. Transactions where all stockholders receive proportional benefits: Any transaction in which the Related Party’s interest arises solely from the ownership of our capital shares and all holders of our capital shares receive the same benefit on a pro rata basis (e.g., dividends);

4.  Ordinary-course expenses, advances and reimbursements: Ordinary-course business travel and expenses, advances and reimbursements; and

5. Indemnification: Indemnification payments and other payments made pursuant to (a) directors and officers insurance policies, (b) our formation document or charter (as may be amended and/or restated from time to time), and/or (c) any other policy or agreement approved by the Board.

5